Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 25, 2025, relating to the consolidated financial statements of Glass House Brands Inc. (the “Company”), appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2024.

/s/ Macias Gini & O'Connell LLP
Irvine, California
June 24, 2025